ACQUIRED SALES CORP.

31 N. Suffolk Lane

Lake Forest, IL  60045

November _16 _, 2018

Mr. James Bendis

Ablis LLC

Bend Spirits, Inc.

Bendistillery Inc. d/b/a Crater Lake Spirits

19330 Pinehurst Rd.

Bend, OR  97703

Re:Letter of Intent

Dear Jim,

It has been a pleasure meeting you and your team, and getting to know your businesses, over the past couple of months.

This Letter of Intent is to outline the terms and conditions of a transaction (the "Transaction") in which Acquired Sales Corp. ("AQSP") will purchase a 19.99% ownership interest in each of your beverage companies including Ablis LLC ("Ablis"), Bend Spirits, Inc. ("Bend Spirits") and Bendistillery Inc. d/b/a Crater Lake Spirits ("Crater Lake Spirits") (collectively the "Companies") for an aggregate Purchase price of $7,596,200:

Terms of the Transaction

•Long-Term Lease. The Companies' operations are located on a 20+-acre property in Tumalo, Oregon that is owned by you (the "Property"). At or prior to the closing of the Transaction, you (as landlord) and Crater Lake Spirits (as tenant) will enter into a long-term recorded lease of the Property, which lease shall be mutually acceptable to you, Crater Lake Spirits, and AQSP (the "Lease"), and which Lease shall be consistent with the following terms: The initial term of the Lease shall be at least 20 years at a rent of $17,500 per month; Crater Lake Spirits shall have the right, in its sole discretion, to exercise a series of options to extend the term of the Lease up to a maximum of 99 years; and Crater Lake Spirits shall have a 60-day right of first refusal if you or your heirs ever decide to sell the Property.

•Ablis. At the closing of the Transaction, AQSP will pay Ablis $1,599,200 in cash for newly issued membership interests of Ablis that evidence ownership of 19.99% of Ablis following the closing of the Transaction.

•Crater Lake Spirits and Bend Spirits. At the closing of the Transaction, AQSP will pay Crater Lake Spirits and Bend Spirits a total of $5,997,000 in cash for newly issued shares of common stock of Crater Lake Spirits that evidence ownership of 19.99% of Crater Lake Spirits following the closing of the Transaction and for newly issued shares of common stock of Bend Spirits that evidence ownership of 19.99% of Bend Spirits following the closing of the Transaction.

•Board Seats. Following the closing of the Transaction, you and the Companies will cause me to be elected to the board of management of Ablis and to the boards of directors of Bend Spirits and Crater Lake Spirits. I will typically attend meetings of these boards via telephone or Skype. If you desire that I attend a particular meeting in person then I will make reasonable efforts to do so, provided that the Companies will pay all of my reasonable expenses in connection therewith plus a mutually acceptable per day fee.

•Financials. Following the closing of the Transaction, the Companies will retain an independent certified public accountant (the "CPA") who will be tasked with reviewing the Companies' quarterly and annual financial results, and with preparing the Companies' tax returns and other tax forms, all in accordance with generally accepted US accounting principles. My son Jake will be granted full access to the books and records of the Companies, will monitor and will be allowed to ask the Companies' internal financial personnel and the CPA questions from time to time regarding the Companies' financial results, tax returns and other tax forms, and will be copied on all communications between the Companies and the CPA. The Companies will pay Jake a mutually acceptable quarterly fee in connection therewith.

•Press Releases. Following the closing of the Transaction, the Companies will issue professionally prepared, accurate, nationally distributed press releases, not less frequently than quarterly, generally describing how the Companies' businesses are doing. Each press release will reference AQSP as a shareholder of the Companies and will include AQSP's trading exchange and trading symbol.

•Operation in Ordinary Course. Following the closing of the Transaction, you will cause the Companies to operate solely in the ordinary course of their businesses consistent with past practices, primarily focusing upon the manufacturing and sale of alcoholic beverages, CBD-infused beverages, and CBD-infused products.

•Compensation. Following the closing of the Transaction, the salaries, benefits, bonuses and other compensation of the Companies' officers and employees will be reasonable and consistent with norms for the beverage industry.

•Exit Strategy. You will evaluate and seriously consider a sale of the Companies or "taking the Companies public" within 60 months following the closing of the Transaction. AQSP will have a 60-day right of first refusal if you decide to sell the Companies. If AQSP does not exercise such right of first refusal, then AQSP will have so-called "tag along" rights in any such sale, and the Companies will have so-called "drag along" rights in any such sale. AQSP will have so-called "tag along" rights in any "going public" transaction and the Companies will have so-called "drag along" rights in any "going public" transaction.

•Fall Back Exit Strategy. If you don't sell the Companies or "take the Companies public" within 60 months following the Transaction, then you and the Companies will work in good faith with AQSP and AQSP's investment bankers, and use commercially reasonable best efforts, to close a mutually acceptable alternative exit opportunity for AQSP within 72 months following the closing of the Transaction.

Conditions to the Transaction

Closing of the Transaction set forth above is subject to the following conditions:

•Due Diligence. AQSP shall be given access to the Companies' contracts, permits, approvals, books, records, financials, legal and tax matters, historical operations, management and employees (including criminal background checks), business practices, computer systems, and environmental matters to conduct a so-called "due diligence investigation" of the Companies, not to exceed 30 days following the date of this Letter of Intent. The Transaction shall close only if AQSP is satisfied with the results of such "due diligence investigation", in AQSP's sole discretion.

•Financing Contingency. AQSP shall be given 75 days following the date of this Letter of Intent to raise at least $8,500,000 in cash. The Transaction shall close only if AQSP successfully closes such capital raise within such 75 day period, on terms and conditions acceptable to AQSP, in AQSP's sole discretion.

•Definitive Documentation. Closing of the Transaction shall be pursuant to definitive documentation that is mutually acceptable to your, the Companies' and AQSP's legal counsel (the "Definitive Documentation").

•Approvals and Filings. Closing of the Transaction shall be subject to prior approval by you, by the board of directors of AQSP and, if required, by the shareholders of AQSP, and to the completion and acceptance of all necessary filings with the US Securities and Exchange Commission.

•Fees and Expenses. Each party shall bear its own fees and expenses in connection with the proposed Transaction.

Legally Binding Provisions

You, the Companies and AQSP agree to be legally bound as follows, and these provisions shall survive the termination of this Letter of Intent:

(1) Disclosures. AQSP shall be permitted to issue a press release regarding this Letter of Intent, which press release shall be mutually acceptable to you and me. AQSP shall be permitted to disclose the terms and status of this Letter of Intent, due diligence, conditions to closing, and the Transaction generally, as may be necessary or desirable in order to comply with applicable securities laws and regulations, and in order to assist a capital raise. You acknowledge that AQSP is a publicly traded company and that unauthorized disclosure of any material information regarding AQSP or the Transaction, or purchases or sales of AQSP stock while in possession of material non-public information regarding AQSP or the Transaction, could subject you to scrutiny under applicable securities laws and regulations;

(2) Commercially Reasonable Best Efforts. You, the Companies and AQSP shall use commercially reasonable best efforts to close the Transaction as promptly as practicable;

(3) Availability. You and your other management team members will make yourselves reasonably available for meetings and telephone calls with potential capital sources, upon reasonable notice;

(4) Exclusivity. During the period while the Companies and AQSP are using commercially reasonable best efforts to close the Transaction, and in consideration of AQSP's time, effort and expense in attempting to close the Transaction:

(a) You will cause the Companies to operate solely in the ordinary course of their businesses consistent with past practices; and

(b) You and the Companies shall refrain from entering into, soliciting or participating in any negotiations, discussions, contracts, term sheets, letters of intent, or other agreements or arrangements of any nature with any third party or parties (other than AQSP) regarding a merger, purchase, sale, acquisition, liquidation, other disposition, and/or debt and/or equity financing of all or any portion of the Companies or of all or any portion of any of the Companies' businesses, assets, membership interests or stock, except product sales, asset dispositions and other actions that are normal, customary or otherwise in the ordinary course of the businesses of the Companies;

(5) Termination. Either party may terminate this Letter of Intent if the Definitive Documentation is not fully executed within 60 days following the date of this Letter of Intent, provided that the terminating party is not in breach of any of the legally binding provisions set forth in this section of this Letter of Intent; and

(6) No Further Agreements. Nothing in this Letter of Intent shall be construed to require any party to enter into any further agreements, under any circumstances, and the parties understand and agree that, except as provided in provisions (1) - (5) above, no legally binding obligations or commitment shall exist unless and until the execution of the Definitive Documentation. If any provisions of this Letter of Intent shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Letter of Intent, the application of such provision in any other circumstances, or the validity or enforceability of this Letter of Intent.

If this Letter of Intent is acceptable, please confirm the same by executing this Letter of Intent in the spaces indicated below. Jake and I look forward to working with you and your team to close the Transaction, and afterwards to do everything we can to help the Companies continue to grow and be as successful as they possibly can.

Sincerely,

ACQUIRED SALES CORP., a Nevada corporation

By/s/  Gerard M. Jacobs

Gerard M. Jacobs

President and Chief Executive Officer

Accepted and agreed upon:

_/s/  Jim Bendis______________________

James Bendis, on behalf of himself,

Ablis LLC, Bend Spirits, Inc., and

Bendistillery Inc. d/b/a Crater Lake Spirits